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                                                                   EXHIBIT 99.1


Glen Ellyn, Illinois                                  Contact:  Scott W. Hamer
July 31, 2008                                                   President/CEO
Company Release                                                 630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
                 ANNOUNCES SECOND QUARTER 2008 OPERATING RESULTS

         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank-Wheaton/Glen Ellyn (the "Bank"), reported net loss (unaudited) for the three and six months ended June 30, 2008 of $327,000 and $246,000, respectively. This compares to net income of $405,000 and $1.3 million for the comparable prior year periods. For the three months ended June 30, 2008, basic and diluted loss per share both totaled $0.26. This represents a decrease of 189.7% from $0.29 for both basic and diluted earnings per share for the comparable prior year period. In addition, for the six months ended June 30, 2008 basic and diluted earnings loss per share both totaled $0.20. This represents a decrease of 121.3% from $0.94 for both basic and diluted earnings per share for the six months ended June 30, 2007. The decrease in net income for the three months ended June 30, 2008 is primarily the result of the net effect of an $800,000 increase in provision for loan losses, a $291,000 decrease in net interest income and a $144,000 increase in noninterest expense, partially offset by a credit for income tax of $322,000 as opposed to a $123,000 expense for the comparable prior year period. Similarly, the decrease in net income for the six months ended June 30, 2008 is primarily the result of the net effect of an $830,000 increase in provision for loan losses, a $610,000 decrease in net interest income, a $321,000 decrease in noninterest income and a $444,000 increase in noninterest expense, partially offset by a credit for income tax of $374,000 as opposed to a $285,000 expense for the comparable prior year period.

         Total assets at June 30, 2008 were $289.8 million, which represents a decrease of $8.5 million, or 2.8%, compared to $298.3 million at December 31, 2007. The decrease in total assets was the result of a decrease in cash and cash equivalents of $2.8 million to $5.0 million at June 30, 2008 from $7.8 million from December 31, 2007, a decrease in loans receivable of $4.2 million, or 1.9%, to $223.5 million at June 30, 2008 from $227.7 million at December 31, 2007, a decrease in investment securities of $2.2 million, 6.5%, to $31.0 million at June 30, 2008 from $33.2 million at December 31, 2007. The decrease in loans is primarily due to the sale of $6.6 million of commercial real estate loans in March 2008. Net of loans sold, loans receivable increased $2.4 million. The net growth in loans during the six months ended June 30, 2008 is primarily due to continued strong relationships within our community maintained by our loan staff.

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         The decreases in total loans were partially offset by an increase in premises and equipment of $482,000, or 2.9%, to $17.0 million at June 30, 2008 from $16.5 million at December 31, 2007. The increase in premises and equipment is primarily due to the Company's final construction costs associated with its fourth full-service location in north Wheaton, Illinois, which opened November 21, 2007. Deposits decreased $3.2 million, or 1.3%, to $245.8 million at June 30, 2008 from $249.0 million at December 31, 2007. Deposits decreased primarily due to strong local competition for certificates of deposit. As a result, the percentage of certificates of deposit to total deposits decreased from 47.0% at December 31, 2007 to 41.3% at June 30, 2008 and the percentage of interest bearing demand deposit accounts increased to 19.8% at June 30, 2008 from 15.9% at December 31, 2007. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $3.6 million to $21.4 million at June 30, 2008 from $25.0 million at December 31, 2007.

         Stockholders' equity decreased $777,000, or 4.2%, to $17.7 million at June 30, 2008 from $18.5 million at December 31, 2007. The decrease in stockholders' equity for the six months ended June 30, 2008 was primarily the result of stock repurchases by the Company of 6,333 shares of its outstanding common stock totaling $165,000, dividends paid of $149,000, a decrease of $244,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio and the Company's net loss for the six months ended June 30, 2008. As of June 30, 2008 there were 1,245,267 shares of Company common stock outstanding, resulting in a book value of $14.24 per share.

         Net interest income before provision for loan losses decreased $291,000, or 12.2%, to $2.1 million for the three months ended June 30, 2008 and $610,000, or 12.9%, to $4.1 million for the six months ended June 30, 2008 as compared to the comparable prior year periods. These decreases are primarily due to decreases in the average yield on interest-earning assets of 124 and 99 basis points for the three and six months ended June 30, 2008, respectively. The average yield on interest-earning assets decreased to 5.76% and 5.95% for the three and six months ended June 30, 2008, respectively, from 7.00% and 6.94% for the comparable prior year periods. The effect of this decrease in average yield was partially offset by decreases in the average cost of interest bearing liabilities of 66 and 32 basis points for the three and six months ended June 30, 2008, respectively.

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         The average cost of interest-bearing liabilities decreased to 2.83% and
3.11% for the three and six months ended June 30, 2008, respectively, from 3.49% and 3.43% for the comparable prior year periods. The net interest margin, expressed as a percentage of average earning assets, decreased 71 basis points to 3.16% for the three months ended June 30, 2008 from 3.87% for the three months ended June 30, 2007; however it increased 15 basis points from the linked quarter, and decreased 78 basis points to 3.08% for the six months ended June
30, 2008 from 3.86% for the six months ended June 30, 2007. The average yield on loans decreased 155 and 127 basis points for the three and six months ended June 30, 2008 compared to the comparable prior year periods. This decrease is partially due to approximately one-half of the Bank's loan portfolio being adjustable rate. The average yield on loans decreased to 6.05% and 6.25% for the three and six months ended June 30, 2008, respectively, from 7.60% and 7.52% for the comparable prior year periods.

         The provision for loan losses increased $800,000 and $830,000 for the three and six months ended June 30, 2008 compared to the prior year period. The increase in the provision was the result of regulatory considerations as well as management's quarterly analysis of the allowance for loan loss. Nonperforming loans totaled $3.1 million, or 1.09% of total assets at June 30, 2008 and $152,000 or 0.06% of total assets at June 30, 2007. The increase in nonperforming loans was primarily the result of the addition of a $2.0 million condominium construction loan located in the western suburbs of Chicago, Illinois. This credit represents approximately 65% of total nonperforming loans at June 30, 2008 and is closely monitored by senior management. The ratio of the allowance for loan losses to nonperforming loans totaled 89.2% and 1,021.7% at June 30, 2008 and June 30, 2007, respectively.

         Noninterest income increased $59,000, or 14.9%, to $454,000 for the three months ended June 30, 2008 as compared to the comparable prior year period. The increase is primarily due to increases in gain on sale of loans of $44,000 and service charges on deposit accounts of $29,000. Noninterest income decreased $321,000, or 24.7%, to $981,000 for the six months ended June 30, 2008 as compared to the comparable prior year period. This decrease is primarily due to a decrease in life insurance death benefit of $478,000. Partially offsetting this decrease are increases in gain on sale of loans of $109,000, gain on sale of securities of $42,000 and an increase in service charges on deposit accounts of $38,000.

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         Noninterest expense increased $144,000, or 6.4%, to $2.4 million for the three months ended June 30, 2008 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits of $91,000, building and equipment expense of $62,000 and data processing expense of $32,000. The increase in compensation and benefits expense is the result of annual merit increases and the addition of staff. The additional staff expenses are primarily due to the new facility, which opened November 21, 2007. The increase in building and equipment expense are due to higher real estate taxes and a higher level of depreciation expense directly related to our new north Wheaton facility. Noninterest expenses increased $444,000, or 10.0%, to $4.9 million for the six months ended June 30, 2008 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits of $180,000, building and equipment expense of $158,000, data processing expense of $76,000 and FDIC insurance premiums of $103,000 primarily due to the depletion of the one-time credit. Partially offsetting these increases was a decrease in advertising and marketing of $32,000.

         On June 18, 2008, the Company's Board of Directors approved a $0.06 per share dividend. The cash dividend will be paid on or about July 31, 2008 to shareholders of record on July 16, 2008.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $289.8 million in assets at June 30, 2008. Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

COMMUNITY FINANCIAL SHARES, INC.
---------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)                          June 30,    March 31,   December 31,
(IN THOUSANDS)                                                              2008         2008          2007
---------------------------------------------------------------------------------------------------------------
Total assets                                                              $ 289,836    $ 300,515     $ 298,311
Loans receivable, net                                                       223,457      229,929       227,736
Investment securities available-for-sale                                     30,996       28,036        33,163
Deposits                                                                    245,795      255,100       249,032
FHLB Advances                                                                17,000       19,500        17,500
Stockholders' equity                                                         17,728       18,263        18,505
Nonperforming assets                                                          3,145          454           697
Nonperforming loans                                                           3,145          454           697
Allowance for loan losses                                                     2,805        2,002         1,970
---------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Total equity to total assets                                                   6.12%        6.08%         6.20%
Allowance for loan losses as a % of nonperforming assets                       89.2%       441.3%        282.7%
Allowance for loan losses as a % of loans, net                                 1.24%        0.86%         0.86%
Book value per share                                                      $   14.24    $   14.67     $   14.85
Market value per share                                                        20.00        25.00         25.60
Dividends per share (for the quarter ended)                                    0.06         0.06          0.06
Quarterly net interest margin (1)                                              3.16%        3.01%         3.20%
---------------------------------------------------------------------------------------------------------------

                                                                Three months ended          Six months ended
                                                                     June 30,                   June 30,
---------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA: (UNAUDITED)                            2008         2007         2008         2007
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                             $   3,827     $   4,327    $   7,969     $   8,507
Interest expense                                                1,727         1,936        3,844         3,773
                                                            ---------     ---------    ---------     ---------
Net interest income                                             2,100         2,391        4,125         4,734
Provision for loan losses                                         800             -          830             -
                                                            ---------     ---------    ---------     ---------
Net interest income after provision for loan losses             1,300         2,391        3,295         4,734
Noninterest income                                                454           395          981         1,302
Noninterest expense                                             2,403         2,258        4,896         4,452
                                                            ---------     ---------    ---------     ---------
Income (loss) before income tax                                  (649)          528         (620)        1,584
Income tax expense (benefit)                                     (322)          123         (374)          285
                                                            ---------     ---------    ---------     ---------
Net income (loss)                                           $    (327)    $     405    $    (246)    $   1,299
                                                            =========     =========    =========     =========

Earnings (loss) per share - basic                           $   (0.26)    $    0.29    $   (0.20)       $ 0.94
Earnings (loss) per share - diluted                             (0.26)         0.29        (0.20)         0.94

SELECTED PERFORMANCE RATIOS:
Return (loss) on average assets (1)                             -0.44%         0.59%       -0.17%         0.96%
Return (loss) on average equity (1)                             -7.12%         7.58%       -2.67%        12.34%
Noninterest expense to average total assets (1)                  3.27%         3.31%        3.30%         3.29%
Net interest margin (1)                                          3.16%         3.87%        3.08%         3.86%
Average total assets                                        $ 294,983     $ 273,995    $ 297,469     $ 272,754
Average total equity                                           18,413        21,441       18,501        21,234

(1) Annualized.